                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 2) (1)


                              Prism Solutions, Inc.
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)


                                    74294710
                                 (CUSIP Number)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           -----------------
CUSIP NO. 74294710                      13G                   PAGE 2 OF 17 PAGES
-------------------                                           -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          MAYFIELD VI INVESTMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                             [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          PN
-------------------------------------------------------------------------------

-------------------                                           -----------------
CUSIP NO. 74294710                      13G                   PAGE 3 OF 17 PAGES
-------------------                                           -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          MAYFIELD VI MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                             [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          PN
-------------------------------------------------------------------------------

-------------------                                           -----------------
CUSIP NO. 74294710                      13G                   PAGE 4 OF 17 PAGES
-------------------                                           -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          MAYFIELD ASSOCIATES FUND, A CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                             [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          PN
-------------------------------------------------------------------------------

-------------------                                           -----------------
CUSIP NO. 74294710                      13G                   PAGE 5 OF 17 PAGES
-------------------                                           -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          MAYFIELD SOFTWARE TECHNOLOGY PARTNERS, A CALIFORNIA LIMITED
          PARTNERSHIP
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                             [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          PN
-------------------------------------------------------------------------------

-------------------                                           -----------------
CUSIP NO. 74294710                      13G                   PAGE 6 OF 17 PAGES
-------------------                                           -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          YOGEN K. DALAL
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                             [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------

-------------------                                           -----------------
CUSIP NO. 74294710                      13G                   PAGE 7 OF 17 PAGES
-------------------                                           -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          F. GIBSON MYERS, JR.
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                             [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------

-------------------                                           -----------------
CUSIP NO. 74294710                      13G                   PAGE 8 OF 17 PAGES
-------------------                                           -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          KEVIN A. FONG
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                             [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------

-------------------                                           -----------------
CUSIP NO. 74294710                      13G                   PAGE 9 OF 17 PAGES
-------------------                                           -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          WILLIAM D. UNGER
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                             [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 74294710                      13G                  PAGE 10 OF 17 PAGES
-------------------                                          ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          WENDELL G. VAN AUKEN, III
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                             [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 74294710                      13G                  PAGE 11 OF 17 PAGES
-------------------                                          ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          MICHAEL J. LEVINTHAL
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                             [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 74294710                      13G                  PAGE 12 OF 17 PAGES
-------------------                                          ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          A. GRANT HEIDRICH, III
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                             [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------

ITEM 1.

        (a)    NAME OF ISSUER:

               Prism Solutions, Inc.

        (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1000 Hamlin Court
               Sunnyvale, CA 94089

ITEM 2.

        (a)    NAME OF PERSONS FILING:

               Mayfield VI Investment Partners, a California Limited Partnership Mayfield VI Management Partners, a California Limited Partnership Mayfield Associates Fund, a California Limited Partnership Mayfield Software Technology Partners, a California Partnership Yogen K. Dalal
               Kevin A. Fong
               Wendell G. Van Auken, III
               A. Grant Heidrich, III
               F. Gibson Myers, Jr.
               William D. Unger
               Michael J. Levinthal

        (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               c/o The Mayfield Fund
               2800 Sand Hill Road
               Menlo Park, CA 94025

        (c)    CITIZENSHIP:

               The entities listed in Item 2(a) are California Limited Partnerships, except Mayfield Software Technology Partners, which is a California Partnership. The individuals listed in Item 2(a) are U.S. citizens.

        (d)    TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.001 per share

        (e)    CUSIP NUMBER:

               74294710



                              Page 13 of 17 pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable

ITEM 4. OWNERSHIP

               As of December 31, 1999, none of the Reporting Persons owned any shares of Common Stock of the Company.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10. CERTIFICATION

               Not applicable.



                              Page 14 of 17 pages

                                   SIGNATURES


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000
                                MAYFIELD VI INVESTMENT PARTNERS
                                A California Limited Partnership

                                By: /s/ George A. Pavlov
                                    --------------------------------------------
                                    George A. Pavlov, Authorized Signatory

                                MAYFIELD VI MANAGEMENT PARTNERS
                                A California Limited Partnership

                                By: /s/ George A. Pavlov
                                    --------------------------------------------
                                    George A. Pavlov, Authorized Signatory

                                MAYFIELD ASSOCIATES FUND
                                A California Limited Partnership

                                By: /s/ George A. Pavlov
                                    --------------------------------------------
                                    George A. Pavlov, Authorized Signatory

                                MAYFIELD SOFTWARE TECHNOLOGY PARTNERS
                                A California Partnership

                                By: /s/ George A. Pavlov
                                    --------------------------------------------
                                    George A. Pavlov, Authorized Signatory

                                YOGEN K. DALAL

                                By: /s/ George A. Pavlov
                                    --------------------------------------------
                                    George A. Pavlov, Attorney In Fact

                                F. GIBSON MYERS, JR.

                                By: /s/ George A. Pavlov
                                    --------------------------------------------
                                    George A. Pavlov, Attorney In Fact

                                KEVIN A. FONG

                                By: /s/ George A. Pavlov
                                    --------------------------------------------
                                    George A. Pavlov, Attorney In Fact



                              Page 15 of 17 pages

                                WILLIAM D. UNGER

                                By: /s/ George A. Pavlov
                                    --------------------------------------------
                                    George A. Pavlov, Attorney In Fact

                                WENDELL G. VAN AUKEN, III

                                By: /s/ George A. Pavlov
                                    --------------------------------------------
                                    George A. Pavlov, Attorney In Fact

                                MICHAEL J. LEVINTHAL

                                By: /s/ George A. Pavlov
                                    --------------------------------------------
                                    George A. Pavlov, Attorney In Fact


                                A. GRANT HEIDRICH, III

                                By: /s/ George A. Pavlov
                                    --------------------------------------------
                                    George A. Pavlov, Attorney In Fact



                              Page 16 of 17 pages

                                    EXHIBIT 1


Exhibit 1- "Statement Appointing Designated Filer and Authorized Signatory" is hereby incorporated by reference to Exhibit B to the Statement on Schedule 13G dated February 10, 1997.



                              Page 17 of 17 pages